                                                                    Exhibit 99.1

UTILICORP UNITED INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                               Year Ended December 31,
                                                                   -------------------------------------------
In millions, except per share                                           2000               1999           1998
--------------------------------------------------------------------------------------------------------------
SALES                                                              $28,974.9          $18,621.5      $12,563.4
Cost of sales                                                       27,546.2           17,464.7       11,596.0
--------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                         1,428.7            1,156.8          967.4
--------------------------------------------------------------------------------------------------------------
Operating and maintenance expense                                      844.3              635.3          548.9
Depreciation and amortization expense                                  225.0              193.7          150.0
Impairments and other charges                                           27.2                 --           27.7
Equity in earnings of investments and partnerships                    (159.5)             (69.5)        (125.1)
Other (income) expense                                                 (48.3)             (16.7)          14.5
--------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES                                     540.0              414.0          351.4
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Interest expense--long-term debt                                     166.2              160.9          111.4
  Interest expense--short-term debt                                     17.9                9.3           12.3
  Minority interest in income of partnership and trusts                 30.9               15.1            8.9
--------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                 215.0              185.3          132.6
--------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                           325.0              228.7          218.8
  Income taxes                                                         118.2               68.2           86.6
--------------------------------------------------------------------------------------------------------------
NET INCOME AND EARNINGS AVAILABLE FOR COMMON SHARES                   $206.8             $160.5         $132.2
==============================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic                                                                93.05              91.47          80.07
  Diluted                                                              93.75              92.11          81.18
--------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:
  Basic                                                                $2.22              $1.75          $1.65
  Diluted                                                               2.21               1.75           1.63
==============================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UTILICORP UNITED INC.
CONSOLIDATED BALANCE SHEETS


                                                                        December 31,
                                                              -------------------------------
Dollars in millions                                             2000                    1999
---------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                   $ 392.6                 $ 224.9
  Funds on deposit                                              154.3                    47.3
  Accounts receivable, net                                    4,472.9                 1,446.5
  Inventories and supplies                                      195.2                   266.0
  Price risk management assets                                1,454.3                   198.2
  Prepayments and other                                         199.3                    89.3
---------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                          6,868.6                 2,272.2
---------------------------------------------------------------------------------------------
  Property, plant and equipment, net                          3,654.9                 3,665.1
  Investments in subsidiaries and partnerships                1,956.6                 1,063.9
  Price risk management assets                                  744.5                   206.5
  Merchant notes receivable                                     313.2                   179.3
  Deferred charges and other assets                             577.8                   151.6
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                                $14,115.6                $7,538.6
---------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt                         $ 51.7                  $ 42.8
  Short-term debt                                               501.0                   248.9
  Accounts payable                                            4,828.2                 1,713.1
  Accrued liabilities                                           184.5                    59.2
  Price risk management liabilities                           1,296.9                   181.7
  Customer funds on deposit                                     362.4                      --
  Other                                                         259.7                    99.0
---------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                     7,484.4                 2,344.7
---------------------------------------------------------------------------------------------
LONG-TERM LIABILITIES:
  Long-term debt, net                                         2,345.9                 2,202.3
  Income taxes and credits                                      625.2                   434.2
  Price risk management liabilities                           1,252.4                   520.7
  Minority interests                                             18.1                    76.8
  Deferred credits                                              140.0                    84.5
---------------------------------------------------------------------------------------------
TOTAL LONG-TERM LIABILITIES                                   4,381.6                 3,318.5
---------------------------------------------------------------------------------------------
Company-obligated preferred securities                          450.0                   350.0
Common shareholders' equity                                   1,799.6                 1,525.4
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $14,115.6                $7,538.6
=============================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UTILICORP UNITED INC.
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY



                                                                                             Year Ended December 31,
                                                                                -----------------------------------------------
Dollars in millions, except per share                                                2000                1999              1998
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK: authorized 200,000,000 shares, par value $1 per share,
  100,350,977 shares issued (93,605,700 at December 31, 1999 and 93,574,853 at December 31, 1998); authorized 20,000,000 shares of Class A common stock par value $1 per share, none issued
  Balance beginning of year                                                      $   93.6             $   93.6         $   80.6
  Issuance of common stock                                                            6.8                   --             13.0
-------------------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                                 100.4                 93.6             93.6
-------------------------------------------------------------------------------------------------------------------------------
Premium on Capital Stock:
  Balance beginning of year                                                       1,226.5              1,253.5            972.3
  Issuance of common stock                                                          189.3                   --            290.7
  Other                                                                             (10.1)               (27.0)            (9.5)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                               1,405.7              1,226.5          1,253.5
-------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
  Balance beginning of year                                                         239.3                190.0            152.8
  Net income                                                                        206.8                160.5            132.2
  Dividends on common stock, $1.20 per share                                       (111.6)              (111.2)           (95.0)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE END OF YEAR                                                                 334.5                239.3            190.0
-------------------------------------------------------------------------------------------------------------------------------
Treasury stock, at cost (40,441 shares at December 31, 2000,
  282,233 shares at December 31, 1999 and 2,159,330 shares at
  December 31, 1998)                                                                  (.8)                (5.4)           (53.2)
Accumulated other comprehensive losses                                              (40.2)               (28.6)           (37.6)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                $1,799.6             $1,525.4         $1,446.3
===============================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


UTILICORP UNITED INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                               Year Ended December 31,
                                                                                   --------------------------------------------
Dollars in millions                                                                  2000                 1999             1998
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                         $206.8               $160.5           $132.2
Unrealized translation adjustments, net                                             (42.2)                 9.0             (6.3)
-------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                                               $164.6               $169.5           $125.9
===============================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UTILICORP UNITED INC.
CONSOLIDATED  STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                             -----------------------------------------
Dollars in millions                                                            2000              1999             1998
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                 $206.8            $160.5           $132.2
  Adjustments to reconcile net income to net cash provided:
    Depreciation and amortization expense                                     225.0             193.7            150.0
    Impairments and other charges                                              27.2                --             27.7
    Net changes in price risk management assets and liabilities               178.9             185.7            100.8
    Income taxes and investment tax credits                                   (27.0)              4.7             61.7
    Equity in earnings of investments and partnerships                       (159.5)            (69.5)          (125.1)
    Dividends and fees from investments and partnerships                       74.4              33.9             48.9
    Minority interests                                                          1.4              11.4              5.6
    Changes in certain assets and liabilities, net of effects of acquisitions:
      Accounts receivable/payable, net                                        (21.9)            128.2            (69.2)
      Funds on deposit, net                                                   255.4             (33.9)            18.1
      Inventories and supplies                                                 83.4             (30.9)          (100.5)
      Prepayments and other                                                   (53.6)             (3.6)           (13.6)
      Accrued liabilities, net                                                120.2               9.5             36.8
      Other                                                                  (120.8)             10.7             41.7
----------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                                       789.9             600.4            315.1
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant                                                 (138.7)           (129.3)          (121.8)
  Increases in merchant notes receivable                                     (133.9)           (159.2)           (20.1)
  Repayment of debt securities                                                   --                --            101.1
  Investments in international businesses                                    (725.2)           (485.0)          (520.0)
  Investments in domestic businesses                                         (696.7)           (530.5)           (33.8)
  Sales of assets and partnership investment                                     --             159.0               --
  Other                                                                       (34.9)           (125.4)           (18.7)
----------------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                         (1,729.4)         (1,270.4)          (613.3)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                      5.8                --            303.7
  Issuance of company-obligated preferred securities                          100.0             250.0               --
  Treasury stock sold (acquired)                                                4.6              44.0            (42.3)
  Issuance of long-term debt                                                  973.9             986.0            267.0
  Retirement of long-term debt                                               (309.7)           (384.5)          (216.4)
  Short-term borrowings, net                                                  454.3              13.2            121.8
  Cash dividends paid                                                        (111.6)           (111.2)           (95.0)
  Other                                                                       (10.1)            (23.2)            (9.5)
----------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM FINANCING ACTIVITIES                                     1,107.2             774.3            329.3
----------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                         167.7             104.3             31.1
Cash and cash equivalents at beginning of year                                224.9             120.6             89.5
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $392.6            $224.9          $ 120.6
======================================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest, net of amount capitalized                                        $215.4            $167.7          $ 132.4
  Income taxes                                                                 60.2              76.8             50.1
----------------------------------------------------------------------------------------------------------------------
LIABILITIES ASSUMED IN ACQUISITIONS:
  Fair value of assets acquired                                            $2,229.2            $898.9          $ 609.7
  Cash paid for acquisitions                                               (1,421.9)           (898.9)          (520.0)
  Stock issued for acquisitions                                              (190.2)               --               --
----------------------------------------------------------------------------------------------------------------------
  Liabilities assumed                                                         617.1                --             89.7
======================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UTILICORP UNITED INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UtiliCorp United Inc. is an international energy and energy solutions provider headquartered in Kansas City, Missouri. We operate lines of business in three financial reporting segments: Networks, Energy Merchant and Services.

    The main activity of Networks is operating domestic and foreign businesses that distribute and transmit electricity and natural gas to retail and wholesale customers. Our electric generation facilities supply electricity, primarily for our own distribution systems. However, we also sell to outside service areas. Networks operates in seven states, two Canadian provinces, New Zealand and Australia.

    Our Energy Merchant business operates as Aquila, Inc. (Aquila), which markets natural gas, electricity and other commodities throughout North America, gathers, transports, stores and processes natural gas and gas liquids in five states, and owns, operates or controls power plants in 11 states.
Aquila is a wholly owned subsidiary of UtiliCorp. Aquila's European operations, which market natural gas and electricity in the United Kingdom (U.K.) and continental Europe, are based in the U.K.

    Our Services segment consists of UtiliCorp Communications Services, Inc.
(UCS), which is developing comprehensive broadband communications services in mid-sized and smaller communities in the mid-continent region, and our investment in Quanta Services, Inc. (Quanta), a specialty services firm based in Houston. Quanta provides specialized construction and maintenance services to the utility, telecommunications and cable television industries.

USE OF ESTIMATES

We prepared these financial statements in conformity with U.S. generally accepted accounting principles and made certain estimates and assumptions that affect the reported amounts of assets and liabilities. Our estimates and assumptions affect the disclosure of contingent assets and liabilities in this report and reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Our accounting policies conform to U.S. generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

Our consolidated financial statements include all of UtiliCorp's operating divisions and majority-owned subsidiaries for which we maintain controlling interests. We use equity accounting for investments in which we have significant influence. We eliminate significant inter-company accounts and transactions.

PROPERTY, PLANT AND EQUIPMENT

We show property, plant and equipment at cost. We expense repair and maintenance costs as incurred or as provided for by regulatory order. Depreciation is provided on a straight-line basis over the estimated lives for utility plant by applying composite average annual rates. These range from 2.3% to 4.0%, as approved by regulatory authorities. When regulated property is replaced, removed or abandoned, its cost, together with the costs of removal less salvage, is charged to accumulated depreciation. We depreciate gathering, processing and other energy-related property using a composite average annual rate of 4.0%. We depreciate remaining non-regulated property, plant and equipment on a straight-line basis over their estimated lives, ranging from three to 50 years.

SALES RECOGNITION

We recognize sales as products and services are delivered, except for trading and energy marketing activities. Transactions carried out in connection with trading activities are accounted for under the mark-to-market method of accounting. Under this method, our energy commodity trading contracts, including both physical transactions and financial instruments, are recorded at market value, and are shown on the consolidated balance sheets as "Price Risk Management Assets" and "Price Risk Management Liabilities." As part of the valuation of our portfolio, we value our credit risks associated with the financial condition of counterparties, product location differentials and other risks which our policy dictates. When market prices are not readily available or determinable, certain contracts are valued at fair value using an alternate approach such as model pricing. The market prices or fair values used in determining the value of our portfolio are our best estimates utilizing information such as closing exchange rates, over-the-counter quotes, volatility and time value, counterparty credit and the potential impact on market prices of liquidating our positions in an orderly manner over a reasonable period of time under current market conditions. When the portfolio market value changes (primarily due to newly originated transactions and the effect of price changes), the change is recognized as gain or loss in the period of change. We record the resulting unrealized gains or losses as price risk management assets and liabilities.

FUNDS ON DEPOSIT

Our Energy Merchant business has funds on deposit with counterparties consisting primarily of margin requirements related to commodity swap and futures contracts. Pursuant to individual contract terms with counterparties, deposit amounts required vary with changes in market prices, credit provisions and various other factors. Interest is earned on most funds on deposit. We also hold funds on deposit from counterparties in the same manner.

INVENTORIES

Our inventories consist primarily of natural gas in storage valued at the lower of weighted average cost or market.

DEVELOPMENT ACTIVITY

Our Energy Merchant business incurs development costs related to projects, including costs of feasibility studies, bid preparation, permitting, licensing and contract negotiations which are expensed as incurred until the project is deemed to be probable. At that point, we expense or capitalize the costs based on the nature of the costs. These costs may be recoverable through partners on the projects or other third parties, or classified as an investment and recovered through the future cash flows of the project. Accumulated capitalized project development costs are otherwise expensed in the period we determine it is probable that the costs will not be recovered.

INCOME TAXES

Our financial statements use the liability method to reflect income taxes. To estimate deferred tax assets and liabilities, we apply current tax regulations at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. We amortize deferred investment tax credits over the lives of the related properties.

CASH EQUIVALENTS AND CASH FLOW INFORMATION

Cash includes cash in banks and temporary investments with an original maturity of three months or less. As of December 31, 2000, 1999 and 1998, our cash held in foreign countries was $197.2 million, $46.6 million and $41.7 million, respectively.

-------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE

The table below shows how we calculated diluted earnings per share and diluted shares outstanding. Basic earnings per share and basic weighted average shares are the starting point in calculating the dilutive measures. To calculate basic earnings per share, divide earnings available by weighted average shares without adjusting for dilutive items.

In millions, except per share                                         2000           1999           1998
--------------------------------------------------------------------------------------------------------
Earnings available for common shares                                $206.8         $160.5         $132.2
Convertible bonds                                                       .2             .2             .2
--------------------------------------------------------------------------------------------------------
Earnings available for common shares after assumed
  conversion of dilutive securities                                 $207.0         $160.7         $132.4
========================================================================================================
EARNINGS PER SHARE:
  Basic                                                              $2.22          $1.75          $1.65
  Diluted                                                             2.21           1.75           1.63
========================================================================================================
Weighted average number of common shares used in
  basic earnings per share                                           93.05          91.47          80.07
Effect of dilutive securities:
  Stock options                                                        .42            .32            .77
  Convertible bonds                                                    .28            .32            .34
  Company-obligated preferred securities                                --             --             --
========================================================================================================
Weighted number of common shares and dilutive potential
  common stock used in diluted earnings per share                    93.75          92.11          81.18
========================================================================================================

CURRENCY ADJUSTMENTS

We translate the financial statements of our foreign subsidiaries and operations into U.S. dollars using the average monthly exchange rate during the period for income statement items. We use the year-end exchange rate for balance sheet items. When translating foreign currency-based assets and liabilities to U.S. dollars, we show any differences between accounts as translation adjustments in common shareholders' equity. Currency transaction gains or losses on transactions executed in a currency other than the functional currency are recorded in income.

RECLASSIFICATIONS

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the 2000 presentation.

NOTE 2:  PRICE RISK MANAGEMENT

A. TRADING ACTIVITIES:

PRICE RISK MANAGEMENT ACTIVITIES

We trade energy commodity contracts daily. Our trading activities attempt to match our portfolio of physical and financial contracts to current or anticipated market conditions. Within the trading portfolio, we take certain positions to hedge physical sale or purchase contracts and we take certain positions to take advantage of market trends and conditions. We record most energy contracts--both physical and financial--at fair market value. Changes in value are reflected in the consolidated statement of income. We use all forms of financial instruments including futures, forwards, swaps and options. Each type of financial instrument involves different risks. We believe financial instruments help us manage our contractual commitments, reduce our exposure to changes in cash market prices and take advantage of selected arbitrage opportunities.

    We refer to these transactions as price risk management activities.

MARKET RISK

The company's price risk management activities involve offering fixed price commitments into the future. The contractual amounts and terms of these financial instruments at December 31, 2000 and 1999, are shown below:

                                                          December 31, 2000
                                         -------------------------------------------------------
                                         Fixed Price         Fixed Price           Maximum Term
Dollars in millions                         Payor              Receiver              In Years
------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTUs)                 5,700                4,533                  12
  Electricity (MEGAWATT-HOURS)            9,820,208           14,068,008                   5
  Crude oil (BARRELS)                     5,200,219            5,219,800                   4
------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments                  $1,127               $4,884                  10
================================================================================================

                                                          DECEMBER 31, 1999
                                         -------------------------------------------------------
                                         FIXED PRICE         FIXED PRICE           MAXIMUM TERM
Dollars in millions                         PAYOR              RECEIVER              IN YEARS
------------------------------------------------------------------------------------------------
ENERGY COMMODITIES:
  Natural gas (TRILLION BTUs)               5,418.8              4,958.6                  12
  Electricity (megawatt-hours)            1,788,096            1,775,280                   1
  Crude oil (BARRELS)                       733,000              744,000                   5
------------------------------------------------------------------------------------------------
FINANCIAL PRODUCTS:
  Interest rate instruments                  $1,998                 $612                  12
================================================================================================

    Although we generally attempt to balance our physical and financial contracts in terms of quantities and contract performance, net open positions typically exist. We will at times create a net open position or allow a net open position to continue when we believe that future price movements will increase the portfolio's value. To the extent we have an open position, we are exposed to fluctuating market prices that may adversely impact our financial position or results from operations.

MARKET VALUATION

The market prices used to value price risk management activities reflect our best estimate of market prices considering various factors, including closing exchange and over-the-counter quotations, time value of money and price volatility factors underlying the commitments. We adjust market prices to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

    We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks that our policy dictates. The value of all forward contracts is discounted to December 31, 2000, using an estimated rate. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the market values of energy transactions at December 31, 2000, and the average value for the year ended December 31, 2000:

                                      PRICE RISK MANAGEMENT ASSETS            PRICE RISK MANAGEMENT LIABILITIES
                               ----------------------------------------     --------------------------------------
Dollars in millions            AVERAGE VALUE          DECEMBER 31, 2000     AVERAGE VALUE        DECEMBER 31, 2000
------------------------------------------------------------------------------------------------------------------
Natural gas                      $  793.1                $1,605.9              $1,210.6                $2,171.6
Electricity                         195.7                   536.6                 146.5                   357.9
Crude oil                             4.6                     3.6                   4.3                     3.6
Other                                43.0                    52.6                   5.9                    16.2
------------------------------------------------------------------------------------------------------------------
TOTAL                            $1,036.4                $2,198.7              $1,367.3                $2,549.3
==================================================================================================================

    Future changes in the creditworthiness of our counterparties change the value of our portfolio. We adjust the value of contracts and set dollar limits with counterparties based on our assessment of their credit quality.

    As of December 31, 2000, the future cash flow requirements, net of margin deposits, related to these financial instruments were $739.2 million. Margin deposits are required on certain financial instruments to address significant fluctuations in market prices.

    The value of price risk management assets is concentrated into five contracts representing 27% of total asset value of the portfolio. This concentration of customers may impact the company's overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. The 2000 price risk management liabilities reflect the net present value of $912.9 million for prepayments of long-term gas contracts.

B. NON-TRADING ACTIVITIES--HEDGING

INSTRUMENTS

We enter into swaps related to our commodity businesses solely to hedge future production. The estimated fair value and cash flow requirements for these financial instruments are based on the market prices in effect at the financial statement date and do not necessarily reflect our entire trading portfolio. We apply hedge accounting for these derivative financial instruments utilized in non-trading activities. Unrealized changes in the market value of derivatives utilized as hedges are not recognized in our financial statements until the underlying hedged transaction occurs. See Note 3--New Accounting Standards.

NOTE 3:  NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In June 2000, the FASB issued statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An Amendment of FASB Statement No. 133," which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We have adopted SFAS 133, as amended, effective January 1, 2001. The adoption of these standards could increase volatility in earnings and other comprehensive income or result in certain changes in our business practices. Many contracts were found to have the requisite elements of a derivative instrument. We believe these contracts are not subject to the accounting requirements of SFAS 133 because they provide for the delivery of products or services in quantities that are expected to be used or sold in the normal course of operating our business or the value of the contract is directly associated with the price or value of a service. Other contracts do not meet the definition of a derivative instrument as provided by the standard because they represent requirement-based commitments.

    Significant portions of the derivatives we use are a component of our price risk management activities. These derivatives, along with energy commodity contracts included in our trading activities, are currently reflected on our balance sheet as assets and liabilities at their fair value. In addition to the cash flow hedging of future NGL production in our commodity business discussed in Note 2, we also hedge the future cash flows on floating rate debt through the use of various types of derivative instruments with the objective of reducing the uncertainty resulting from interest rate movements. From time to time we also hedge the future cash flows of certain forecasted foreign currency transactions to reduce the uncertainty resulting from foreign currency exchange rate movements. The cumulative effect on other comprehensive income from these cash flow hedges in effect on January 1, 2001 was a decrease of $4.5 million.

NOTE 4:  ACCOUNTS AND MERCHANT NOTES RECEIVABLE

Our accounts receivable on the Consolidated Balance Sheets are comprised as follows:

                                                            December 31,
                                                   ---------------------------
In millions                                            2000               1999
------------------------------------------------------------------------------
Accounts receivable, net of
  allowance for bad debt                           $4,711.6           $1,733.4
Unbilled revenue                                      166.3               78.9
Accounts receivable sale program                     (405.0)            (365.8)
------------------------------------------------------------------------------
TOTAL                                              $4,472.9           $1,446.5
==============================================================================

    We sell, on a continuing basis, up to $405 million of eligible accounts receivable on a limited recourse basis. The financial institutions that buy our receivables charge a fee based on the dollar amount sold, which is reflected as an expense in the consolidated statements of income. Our consolidated statements of income reflect fees associated with these sales of (in millions) $26.6 in 2000, $14.2 in 1999 and $16.0 in 1998. We received approximately $4.5 billion, $3.5 billion and $3.2 billion, respectively, during 2000, 1999 and 1998, in aggregate proceeds from these facilities. Our retained interests in the receivables sold are recorded at cost which approximates fair value. We have minimal servicing assets and liabilities relative to the receivables sold under these facilities.

    Merchant notes receivable consist of notes with terms ranging from one to seven years and interest rates ranging from 9.0% to 14.0%. At December 31, 2000, the carrying value approximated fair market value.

NOTE 5:  INVESTMENTS IN SUBSIDIARIES AND PARTNERSHIPS

Our consolidated balance sheet contains various equity investments as shown in the table below. The table below summarizes our investments and related equity earnings:

                                                                            Investment                   Equity Earnings
                                                                          at December 31,            Year Ended December 31,
                                        Ownership                      ---------------------     ------------------------------
Dollars in millions                    at 12/31/00     Country           2000          1999        2000        1999        1998
-------------------------------------------------------------------------------------------------------------------------------
United Energy Limited (a)                    34.0%   Australia        $  239.5      $  234.2     $ 63.8        $28.0     $ 69.1
Multinet/Ikon (b)                            25.5%   Australia           168.6         245.3       10.4         (6.9)        --
AlintaGas Limited (c)                        22.5%   Australia            69.4            --         .1           --         --
UNZ investment: (d)
  UnitedNetworks Ltd. (UNL)                  62.2%   New Zealand         374.9            --       13.9           --        8.1
  WEL Energy Group Ltd. (WEL)                   --   New Zealand            --            --         --           --       11.3
  Pacific Energy                                --   New Zealand            --           1.2         --           .6         --
Independent power project
  partnerships (e)                         17%-50%   U.S. & Jamaica      248.6         136.6       18.7         34.0       33.4
Oasis Pipe Line Company (Oasis)                50%   United States        97.5          97.7        (.3)          .6        1.1
Quanta Services, Inc. (f)                      36%   United States       711.9         319.5       53.7         13.2         --
Other                                      Various                        46.2          29.4        (.8)          --        2.1
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $1,956.6      $1,063.9     $159.5        $69.5     $125.1
===============================================================================================================================

(a) INCLUDES OUR 34% INVESTMENT IN UNITED ENERGY LIMITED (UEL). EQUITY EARNINGS IN 2000 INCLUDE A $44 MILLION GAIN ON THE UECOMM IPO.

(b) ON MARCH 12, 1999, WE ACQUIRED, FOR $224 MILLION, A 25.5% INTEREST IN MULTINET/IKON, A NATURAL GAS NETWORK AND RETAILER IN VICTORIA, AUSTRALIA.

(c) ON OCTOBER 17, 2000, WE PURCHASED A 45% INTEREST IN ALINTAGAS LIMITED, A GAS UTILITY IN WESTERN AUSTRALIA, IN A $166 MILLION JOINT ACQUISITION WITH
    UEL. OUR 22.5% INTEREST IS REFLECTED AS AN EQUITY INVESTMENT WITH THE REMAINING 22.5% REFLECTED AS PART OF OUR INTEREST IN UEL.

(d) ON JUNE 30, 2000, WE SOLD A PORTION OF OUR NEW ZEALAND INVESTMENT TO A PRIVATE EQUITY INVESTOR (MINORITY SHAREHOLDER) THAT REDUCED OUR EFFECTIVE OWNERSHIP IN UNITEDNETWORKS TO APPROXIMATELY 62%. IN CONNECTION WITH THE TRANSACTION WE GRANTED THE MINORITY SHAREHOLDER BOARD AND SHAREHOLDER PARTICIPATION AND PROTECTIVE RIGHTS AND THEREFORE NO LONGER CONSOLIDATE THESE OPERATIONS FOR FINANCIAL STATEMENT PURPOSES. OUR NEW ZEALAND INVESTMENTS WERE REFLECTED ON A CONSOLIDATED BASIS FROM OCTOBER 1998 TO JUNE 2000.

(e) WE OWN INTERESTS IN 15 INDEPENDENT POWER PROJECTS LOCATED IN EIGHT STATES AND JAMAICA. OF THESE, 14 ARE CURRENTLY IN COMMERCIAL OPERATION. THESE INVESTMENTS ARE AGGREGATED BECAUSE INDIVIDUAL INVESTMENTS ARE NOT SIGNIFICANT. IN 1999, OUR PARTNER IN A POWER PROJECT EXERCISED AN OPTION TO PURCHASE OUR INTEREST IN THE PROJECT. WE RECEIVED $83.8 MILLION AND RECOGNIZED A GAIN OF $7.1 MILLION.

(f) IN 2000 AND 1999, WE ACQUIRED CONVERTIBLE PREFERRED AND COMMON STOCK OF QUANTA SERVICES, INC. (QUANTA) FOR APPROXIMATELY $360 MILLION AND $319 MILLION, RESPECTIVELY. OUR FULLY CONVERTED BENEFICIAL INTEREST IN QUANTA
    IS APPROXIMATELY 36%. MANAGEMENT ADVISORY FEES OF $17.5 MILLION AND $7.6 MILLION IN 2000 AND 1999, RESPECTIVELY, ARE REFLECTED AS EQUITY EARNINGS
    IN THE ACCOMPANYING CONSOLIDATED STATEMENTS OF INCOME. INCLUDED IN THE
    2000 MANAGEMENT ADVISORY FEES IS A CONTRACT TERMINATION FEE OF $8.1 MILLION OF THE TOTAL $26.8 MILLION TERMINATION FEE PAID IN 2000.

    Following is the summarized combined financial information of the unconsolidated material equity investments listed above:

                                           December 31,
                                     -----------------------
In millions                              2000        1999(a)
------------------------------------------------------------
ASSETS:
  Current assets                     $1,087.8       $  660.0
  Non-current assets                  6,713.9        4,024.2
------------------------------------------------------------
TOTAL ASSETS                         $7,801.7       $4,684.2
============================================================

LIABILITIES AND EQUITY
  Current liabilities                $  684.1       $  422.3
  Non-current liabilities             3,810.6        2,267.6
  Equity                              3,307.0        1,994.3
------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY         $7,801.7       $4,684.2
============================================================

                                             Year Ended December 31,
                                     -------------------------------------
In millions                              2000        1999(a)          1998
--------------------------------------------------------------------------
OPERATING RESULTS:
  Revenues                           $3,069.3       $1,986.0        $850.3
  Costs and expenses                  2,751.4        1,801.1         752.4
--------------------------------------------------------------------------
NET INCOME                           $  317.9       $  184.9        $ 97.9
==========================================================================

(a) EXCLUDES UNITEDNETWORKS SINCE THIS SUBSIDIARY IS REFLECTED IN THE CONSOLIDATED STATEMENTS.

NOTE 6:  REGULATORY ASSETS

State, provincial or local authorities regulate certain of our utility operations. Our financial statements therefore include the economic effects of rate regulation. This means our consolidated balance sheet shows some assets and liabilities that would not be found on the balance sheet of a non-regulated company. There is a risk that if the utility industry deregulates, we may have to remove the effects of regulation from our financial statements.

    In November 2000, the provincial government in Alberta, Canada suspended pending rate increases to recover certain purchased power costs incurred by our Alberta electric operation. The Alberta Energy and Utility Board issued regulations in January 2001 which make the recovery of such prudently incurred costs over 2002 through 2004, including carrying costs, probable.

    If all or a separable portion of our operations becomes no longer subject to the provisions of SFAS 71, a write-off of related regulatory assets and liabilities would be required, unless some form of transition cost recovery (refund) continues through rates established and collected for the remaining regulated operations. In addition, we would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets.

    The following table lists the regulatory assets and liabilities recorded at December 31, 2000 and 1999. These are primarily shown as deferred charges and credits on the consolidated balance sheets. Substantially all of the regulatory assets listed below are either currently being collected in rates or will be collected in a future period.

In millions                                             2000             1999
-----------------------------------------------------------------------------
Purchased power costs                                 $232.8           $   --
Underrecovered gas costs                                44.8             24.5
Income taxes                                            69.0             55.6
Environmental                                           24.4             24.1
Debt-related costs                                      25.6             22.9
Regulatory accounting orders                             8.1              5.9
Demand-side management programs                          6.9              5.5
Other                                                   27.5             10.4
-----------------------------------------------------------------------------
TOTAL REGULATORY ASSETS                               $439.1           $148.9
-----------------------------------------------------------------------------
Regulatory liabilities                                  34.6             27.6
-----------------------------------------------------------------------------
NET REGULATORY ASSETS                                 $404.5           $121.3
=============================================================================

NOTE 7:  PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:

                                                          December 31,
                                                   --------------------------
In millions                                            2000              1999
-----------------------------------------------------------------------------
Electric utility                                   $3,520.6          $2,809.7
Gas utility                                         1,198.4           1,158.2
Gas gathering and pipeline systems                    655.6             669.0
Other                                                 402.1             388.1
Construction in process                               152.9             184.9
-----------------------------------------------------------------------------
                                                    5,929.6           5,209.9
Less--depreciation, depletion
 and amortization                                   2,274.7           1,544.8
-----------------------------------------------------------------------------
PROPERTY, PLANT AND
EQUIPMENT, NET                                     $3,654.9          $3,665.1

    Our property, plant and equipment includes acquisition-related intangibles that are being amortized over useful lives not exceeding 40 years. Amounts included in electric and gas utility plant that are not included in rate base were $558.9 million and $162.6 million at December 31, 2000 and 1999, respectively.

NOTE 8:  IMPAIRMENTS AND OTHER CHARGES

During 2000, we adjusted the reported value of certain assets to their net realizable value. We recognized asset impairment charges in 2000 of $7.8 million with respect to our assessment of certain underperforming pipeline assets; and $3.0 million related to our investments in certain retail assets in the United Kingdom. We also recognized charges of $10.0 million related to certain information technology assets that are no longer used in the business, $2.4 million related to our decision to discontinue use of certain corporate identity intangibles and $4.0 million of charges related to the construction of broadband fiber-optic networks.

    In 1998, we recognized asset impairment charges of $13.2 million reflecting a plan to curtail our retail activities, $8.0 million with respect to our decision to dissolve the EnergyOne, L.L.C. partnership, and $6.5 million related to our investment in a power plant project.

NOTE 9:  SHORT-TERM DEBT

Short-term debt includes the following components:

                                          December 31,
                                    -----------------------
Dollars in millions                   2000             1999
-----------------------------------------------------------
Bank borrowing and other            $388.0           $243.9
Commercial paper                     113.0              5.0
-----------------------------------------------------------
Total                               $501.0           $248.9
===========================================================
Weighted average interest
 rate at year end                    7.32%            5.95%
===========================================================

    We have a $150 million commercial paper program supported by a $400 million revolving credit agreement. Our credit agreement contains restrictive covenants and charges annual commitment fees ranging from .15% to .175%.

    During 2000 we put in place a new Canadian credit facility that we used to acquire TransAlta's Alberta-based electricity distribution and retail assets and expanded a revolving credit agreement at our West Kootenay Power business. At December 31, 2000, the facilities had the following terms:

 Dollars in millions                  December 31, 2000
------------------------------------------------------------------
       Maximum            Amount         Interest        Maturity
       Amount           Outstanding        Rate            Date
------------------------------------------------------------------
        $C60.0             $C54.5         7.006%         May 2001
       $C236.8            $C236.8         6.720%         May 2001
==================================================================

    The interest rates may vary with changes in the Canadian bank rate. The $C60 million facility carries a commitment fee of .17% on unused amounts.

    We have a $30 million credit facility with a U.S. financial institution which provides working capital financing to our European energy merchant business at a floating rate of 7.0% at December 31, 2000. We had $25.7 million borrowed on this facility at December 31, 2000.

    We also have a $125 million letter of credit facility with a group of banks that is used for trading and other activities of Aquila with various counterparties. As of December 31, 2000, we had $88.8 million outstanding against this facility. We have certain financial covenants that need to be maintained to stay in compliance with the credit facility that relate to coverage and capitalization ratios. As of December 31, 2000, we were in compliance with these covenants.

NOTE 10:  COMPANY-OBLIGATED PREFERRED SECURITIES

Summarized information regarding our company-obligated preferred securities is as follows:

                                                                                         December 31,
                                                                                      --------------------       Liquidation Value
Dollars in millions                                                                   2000            1999           Per Share
----------------------------------------------------------------------------------------------------------------------------------
UtiliCorp Capital L.P. (UC) 8.875% Cumulative Monthly
  Preferred Securities, Series A (4,000,000 shares) (a)                               $100.0        $100.0              $   25
UtiliCorp Capital Trust I (UCT I) 9.75% Premium Equity Participating
  Security Units (PEPS Units) (9,999,960 shares at December 31, 2000
  and 10,000,000 shares at December 31, 1999) (b)                                     $250.0        $250.0              $   25
UtiliCorp Capital Trust II (UCT II) 7.715% Trust Preferred Securities
  (100,000 shares)(c)                                                                 $100.0            --              $1,000
----------------------------------------------------------------------------------------------------------------------------------
Total company-obligated preferred securities                                          $450.0        $350.0
Fair market value of company-obligated preferred securities                           $488.7        $317.4
==================================================================================================================================

(a) THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THE PREFERRED SECURITIES ARE REDEEMABLE AT THE OPTION OF UC, AFTER JUNE 12, 2000, AT $25 PER PREFERRED SECURITY PLUS ACCRUED INTEREST AND UNPAID DIVIDENDS. THE SOLE ASSET OF UC CONSISTS OF 8.875% SENIOR DEFERRABLE NOTES OF UTILICORP DUE JUNE 12, 2025 .

(b) EACH PEPS UNIT HAD AN ISSUE PRICE OF $25 AND CONSISTS OF A CONTRACT TO PURCHASE SHARES OF OUR COMMON STOCK ON OR PRIOR TO NOVEMBER 16, 2002 AND A PREFERRED SECURITY OF UCT I. THE SOLE ASSET OF UCT I CONSISTS OF 7.35% SENIOR DEFERRABLE NOTES DUE NOVEMBER 16, 2004 OF UTILICORP. EACH PURCHASE CONTRACT YIELDS 2.40% PER YEAR, PAID QUARTERLY, ON THE $25 STATED AMOUNT OF THE PEPS UNIT. EACH TRUST PREFERRED SECURITY YIELDS 7.35% PER YEAR, PAID QUARTERLY ON THE $25 STATED AMOUNT OF THE PEPS UNIT, UNTIL NOVEMBER 16, 2002. FOLLOWING A REMARKETING OF THE TRUST PREFERRED SECURITIES, THE YIELDS WILL BE RESET AT A RATE THAT WILL BE EQUAL TO OR GREATER THAN 7.35%.

(c) THE SOLE ASSET OF UCT II CONSISTS OF SENIOR DEFERRABLE NOTES DUE SEPTEMBER 30, 2002 OF UTILICORP. EACH TRUST PREFERRED SECURITY YIELDS INTEREST ADJUSTED QUARTERLY AT THREE-MONTH LIBOR PLUS 90 BASIS POINTS PER YEAR. THE RATE PAYABLE AT DECEMBER 31, 2000 WAS 7.715%. IN CONNECTION WITH THIS FINANCING WE ALSO AGREED TO SELL $100 MILLION OF UTILICORP UNITED INC. COMMON STOCK OR TRUST PREFERRED SECURITIES AT PREVAILING MARKET PRICES THROUGH THE FINANCIAL INSTITUTION BY JUNE 2002. UNDER CERTAIN CIRCUMSTANCES, WE MAY ELECT TO EXTEND THIS TIME PERIOD BY AN ADDITIONAL 12 MONTHS.

NOTE 11:  LONG-TERM DEBT

This table summarizes the company's long-term debt:

                                                                                                 December 31,
                                                                                   ------------------------------------
In millions                                                                            2000                        1999
-----------------------------------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
  Various, 9.65%*, due 2001-2021                                                   $   37.6                    $   17.3
SENIOR NOTES:
  7.634% Floating Rate Series, due May 15, 2002                                       250.0                          --
  Aquila Southwest Energy 8.29% Series, due September 15, 2002                         25.0                        37.5
  7.0% Series, due July 15, 2004                                                      250.0                       250.0
  6.875% Series, due October 1, 2004                                                  150.0                       150.0
  6.375% Series, due June 1, 2005                                                        --                       100.0
  9.03% Series, due December 1, 2005                                                   20.2                        20.2
  6.70% Series, due October 15, 2006                                                  100.0                       100.0
  8.2% Series, due January 15, 2007                                                   130.0                       130.0
  7.625% Series, due November 15, 2009                                                200.0                       200.0
  10.5% Series, due December 1, 2020                                                   35.7                        35.7
  8.27% Series, due November 15, 2021                                                 131.8                       131.8
  9.0% Series, due November 15, 2021                                                   18.2                        18.2
  8.0% Series, due March 1, 2023                                                      125.0                       125.0
MEDIUM TERM NOTES:
  Various, 7.78%*, due 2005-2023                                                       40.0                          --
SECURED DEBENTURES OF WEST KOOTENAY POWER:
  8.90%*, due 2001-2023                                                                66.5                        69.6
CONVERTIBLE SUBORDINATED DEBENTURES:
  6.625%, due July 1, 2011 (convertible into 264,083 common shares)                     4.2                         4.9
SENIOR NOTES OF AUSTRALIA:
  7.04%*, due October 2002                                                             83.8                        98.4
Floating Rate Notes of New Zealand, 6.89%, due April 2001                              88.8                          --
New Zealand Denominated Credit Facility, due June 2002                                110.8                       456.6
Floating Rate Notes of Australia, 6.98%, due December 2003 (a)                         44.7                          --
Australian Denominated Credit Facilities, due January 2001 and March 2002             114.6                       187.0
Canadian Denominated Credit Facilities, due May 2004                                  290.7                        48.5
Capital Leases                                                                          4.2                        23.4
Other notes and obligations                                                            75.8                        41.0
-----------------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                                2,397.6                     2,245.1
Less current maturities                                                                51.7                        42.8
-----------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, NET                                                                $2,345.9                    $2,202.3
=======================================================================================================================
Fair value of long-term debt, including current maturities (b)                     $2,455.2                    $2,211.6
=======================================================================================================================

 *  WEIGHTED AVERAGE INTEREST RATE.

(a) $16.8 MILLION IS HEDGED WITH AN INTEREST RATE SWAP MOVING THE FLOATING RATE TO A FIXED RATE OF 6.69%.

(b) THE FAIR VALUE OF LONG-TERM DEBT IS BASED ON CURRENT RATES AT WHICH THE COMPANY COULD BORROW FUNDS WITH SIMILAR REMAINING MATURITIES.

    All of our Michigan network assets are subject to the lien of a mortgage indenture. We cannot issue mortgage bonds under our General Mortgage Indenture without directly securing certain Senior Notes equally as any mortgage bond issue. Currently we have no plans to issue mortgage bonds.

     The amounts of long-term debt maturing in each of the next five years and thereafter are shown below:

In millions                 Maturing Amounts
--------------------------------------------
2001                        $   51.7
2002                           532.9
2003                            47.8
2004                           693.5
2005                            68.7
Thereafter                   1,003.0
--------------------------------------------
TOTAL                       $2,397.6
============================================

DEBT REFINANCING EXCHANGE OFFER

In March 1999, approximately $131.8 million of our 9% senior notes were exchanged for 8.27% senior notes and $20.2 million of our 10.5% senior notes were exchanged for 9.03% senior notes.

NEW ZEALAND DENOMINATED CREDIT FACILITIES

We maintain a $NZ 250 million credit facility with two banks that matures in June 2002. The interest rate on this facility fluctuates with changes in the New Zealand bank bill rate. At December 31, 2000, $NZ 249.6 million was outstanding at a rate of 7.52%. A commitment fee of .40% applies to the unused portion of the credit facility.

AUSTRALIAN DENOMINATED CREDIT FACILITIES

We maintained a $A75 million credit facility with a bank that matured in January 2001. The interest rate for this facility fluctuated with changes in the Australia bank bill rate. At

December 31, 2000, $A75 million was outstanding at a rate of 7.34%. A commitment fee of .40% applied to the unused portion of the credit facility. This facility was replaced through a $A75 million public debt issuance in January 2001.

    We also have a $A130 million credit facility with a consortium of banks that matures in March 2002. The interest rate on this facility fluctuates with changes in the Australian bank bill rate. At December 31, 2000, $A130 million was outstanding at a rate of 7.495%. A commitment fee of .50% applies to the unused portion of the credit facility.

CANADIAN DENOMINATED CREDIT FACILITIES

UtiliCorp Canada Finance Corporation (UCFC) maintains a $C70 million credit facility with a bank that matures in May 2004. The interest rate for this facility is fixed at 6.52%. At December 31, 2000, $C70 million was outstanding.

    UtiliCorp Networks Canada (Alberta) Ltd. maintains a $C363.2 million credit facility with two banks which matures in February 2002. The interest rate on this facility fluctuates with changes in the Bankers Acceptance Discount Rate. At December 31, 2000, $C363.2 million was outstanding at a rate of 6.43%.

SENIOR NOTE ISSUE

On February 2, 2001, we issued an additional $250.0 million in senior notes bearing interest at 7.95%, due in February 2011.

NOTE 12:  CAPITAL STOCK

CAPITAL STOCK

We have two types of authorized common stock--unclassified common stock and Class A common stock. No Class A common stock is issued or outstanding. We also have authorized 10,000,000 shares of preference stock, without par value, none of which is issued or outstanding. As of December 31, 2000, we had no restrictions on our ability to pay cash dividends.

COMMON STOCK SPLIT

In November 1998, our Board of Directors approved a 3-for-2 common stock split. The stock split was effective March 12, 1999, and all share amounts, share prices, and per share figures have been restated.

STOCKHOLDER RIGHTS PLAN

Our Board adopted a rights plan and declared a dividend distribution of one right for each outstanding common share. The rights are not currently exercisable. Each right, when exercisable, would entitle each right holder to purchase one one-thousandth of a share of Series A Participating Cumulative Preference Stock at a price of $77. The rights become exercisable if a person has acquired 15% of the outstanding common stock. Once the rights become exercisable, each rights holder can purchase common stock in the company at a market value twice the exercise price of the right.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We offer to current and potential shareholders a Dividend Reinvestment and Common Stock Purchase Plan (the Stock Plan).

    The Stock Plan allows participants to purchase up to $10,000 per month of common stock at a five-day average market price, without sales commissions. The Stock Plan also allows members to reinvest dividends into additional common shares at a 5% discount.

    For the year ended December 31, 2000, 1,286,515 shares were issued under the Stock Plan. As of December 31, 2000, 3,487,103 shares were available to issue under this plan.

EMPLOYEE STOCK PURCHASE PLAN

Participants in our Employee Stock Purchase Plan have the opportunity to buy shares of common stock at a reduced price through regular payroll deductions and/or lump sum deposits of up to 20% of the employee's base salary. Contributions are credited to the participant's account throughout an option period. At the end of the option period, the participant's total account balance is applied to the purchase of common stock. The shares are purchased at 85% of the lower of the market price on the first day or the last day of the option period. Participants must be enrolled in the Plan as of the first day of an option period in order to participate in that option period.

RESTATED RETIREMENT INVESTMENT PLAN

A defined contribution plan, the Restated Retirement Investment Plan (Savings
Plan), covers all of our full-time and eligible part-time employees. Participants may generally elect to contribute up to 15% of their annual pay on a before- or after-tax basis subject to certain limitations. The company generally matches contributions up to 6%. Participants may direct their contributions into various investment options. All company matching contributions are in UtiliCorp common stock. The Savings Plan also includes a stock contribution fund to which the company can contribute an additional amount of company common stock for participants.

STOCK INCENTIVE PLAN

Our Stock Incentive Plan enables the company to grant common shares to certain employees as restricted stock awards and as stock options. The company holds shares issued as restricted stock awards until certain restrictions lapse, generally on the third award anniversary. The market value of the stock, when awarded, is amortized to compensation expense over the three-year period. Stock options granted under the Plan allow the purchase of common shares at a price not less than fair market value at the date of grant. Options are generally exercisable commencing with the first anniversary of the grant. They expire 10 years after the date of grant.

EMPLOYEE STOCK OPTION PLAN

The Board approved the establishment of an Employee Stock Option Plan in 1991. This Plan provides for the granting of up to 2.4 million stock options to eligible employees other than those eligible to receive options under the Stock Incentive Plan. Stock options granted under the Employee Stock Option Plan carry the same provisions as those issued under the Stock Incentive Plan. During 1998 and 1992, respectively, options for 1,278,713 and 1,114,350 shares were granted to employees. The exercise prices of these options are $24.02 and $18.21, respectively.

    This table summarizes stock options as of December 31, 2000, 1999 and 1998:

Shares                                      2000              1999                 1998
---------------------------------------------------------------------------------------
BEGINNING BALANCE                      7,347,961         5,440,403            3,764,441
Granted                                1,153,487         2,640,401            2,706,526
Exercised                               (610,345)         (214,724)            (803,565)
Cancelled                               (734,503)         (518,119)            (226,999)
---------------------------------------------------------------------------------------
ENDING BALANCE                         7,156,600         7,347,961            5,440,403
=======================================================================================
WEIGHTED AVERAGE PRICES:
Beginning balance                         $21.80            $21.15               $18.65
Granted price                              18.84             23.19                23.94
Exercised price                            26.97             24.30                18.79
Cancelled price                            21.91             22.51                20.47
Ending balance                             21.39             21.80                21.15
=======================================================================================

    At December 31, 2000, total exercisable stock options were 2,952,418 shares. Total restricted stock awards outstanding were 1,787,425 shares (at prices ranging between $16.19 and $29.22).

STOCK BASED COMPENSATION

We issue stock options to employees from time to time and account for these options under Accounting Principles Board Opinion No. 25 (APB 25). All stock options issued are granted at the common stock's current market price. This means we record no compensation expense related to stock options. We also offer employees a 15% discount from the market price of common stock.

    Since we record options and discounts under APB 25, we must disclose the pro forma net income and earnings per share (dilutive method) as if we reflected the estimated fair value of options and discounts as compensation at the date of grant or issue. For the years ended December 31, 2000, 1999 and 1998, our pro forma net income and diluted earnings per share would have been as follows:

In millions, except per share               2000             1999             1998
----------------------------------------------------------------------------------
NET INCOME:
  As reported                             $206.8           $160.5           $132.2
  Pro forma                                205.3            155.5            126.2
----------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
  As reported                              $2.21            $1.75            $1.63
  Pro forma                                 2.19             1.70             1.56
==================================================================================

    The fair value of stock options granted in 2000, 1999 and 1998 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were as follows:

                                            2000             1999             1998
----------------------------------------------------------------------------------
Weighted average fair value per share      $2.39            $3.23            $3.54
Expected volatility                       17.78%           17.25%           16.52%
Risk-free interest rate                    6.71%            5.45%            5.76%
Expected lives                           9 years         10 years         10 years
Dividend yield                             6.25%            5.10%            4.97%
==================================================================================

NOTE 13: INCOME TAXES

                                     Year Ended December 31,
                                 -------------------------------
In millions                        2000       1999         1998
----------------------------------------------------------------
CURRENTLY PAYABLE:
  Federal                        $ 92.3      $91.1        $33.9
  Foreign                          43.4        7.5          1.7
  State                             9.5       15.6          6.5
DEFERRED:
  Federal                         (23.8)     (38.7)        41.5
  State                            (2.1)      (6.2)         4.2
Investment tax credit
  amortization                     (1.1)      (1.1)        (1.2)
----------------------------------------------------------------
TOTAL INCOME
  TAX EXPENSE                    $118.2      $68.2        $86.6
================================================================

    The principal components of deferred income taxes consist of the following:

                                                   December 31,
                                              ---------------------
In millions                                    2000            1999
-------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Alternative minimum carryforward           $ 43.0          $ 70.5
DEFERRED TAX LIABILITIES
  AND CREDITS:
  Accelerated depreciation and
   other plant differences:
  Regulated                                   442.4           229.6
  Non-regulated                               196.2           175.0
Regulatory asset                               37.2            32.2
Mark-to-market                                (66.7)           39.8
Other, net                                     59.1            28.1
-------------------------------------------------------------------
TOTAL DEFERRED TAX LIABILITIES
  AND CREDITS                                 668.2           504.7
-------------------------------------------------------------------
DEFERRED INCOME TAXES AND
  CREDITS, NET                               $625.2          $434.2
===================================================================

    Our effective income tax rates differed from the statutory federal income tax rates primarily due to the following:

                                                    December 31,
                                           --------------------------------
Percent                                    2000        1999           1998
---------------------------------------------------------------------------
Statutory Federal Income
  Tax Rate                                 35.0%       35.0%          35.0%
TAX EFFECT OF:
  Investment tax credit
    amortization                            (.3)        (.5)           (.5)
  State income taxes, net
    of federal benefit                      1.5         2.7            4.9
  Difference in tax rate of
    foreign subsidiaries                    (.6)       (3.8)          (3.1)
  Other                                      .8        (3.6)           3.3
---------------------------------------------------------------------------
EFFECTIVE INCOME
  TAX RATE                                 36.4%       29.8%          39.6%
===========================================================================

    We had alternative minimum tax credit carryforwards of approximately $43.0 million at December 31, 2000. Alternative minimum tax credits can be carried forward indefinitely. The company has not recorded a valuation allowance against its tax credit carryforwards.

    We have made no provision for U.S. income taxes on undistributed earnings from our international businesses ($224.7 million at December 31, 2000) because it is our intention to reinvest those earnings. If we distribute those earnings in the form of dividends, we may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits. Consolidated income before income taxes for the years ended December 31, 2000, 1999 and 1998 included (in millions) $129.3, $70.7, and $70.5, respectively, from international operations.

NOTE 14:  EMPLOYEE BENEFITS

PENSIONS

The following table shows the funded status of our pension plans and the amounts included in the consolidated balance sheets and statements of income:

                                                         Pension Benefits                    Other Benefits
                                                  -------------------------------     ----------------------------------
Dollars in millions                                 2000        1999         1998       2000        1999          1998
------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at start of year               $218.6      $221.4       $205.5     $ 51.4      $ 42.2        $ 42.6
Service cost                                         8.3         7.7          7.7         .9         1.0            .7
Interest cost                                       16.3        14.8         14.4        3.7         3.2           2.7
Plan participants' contribution                       .9          .7           .6        1.0          .9            .8
Amendments                                            .3          .3          8.9         --          --            .3
Net acquisitions                                    42.5          --           --       17.1          --            --
Actuarial (gain) loss                               (2.1)      (16.0)        (1.2)       1.0         7.5           1.6
Curtailment (gain) loss                              (.5)         --           --        (.3)         --            --
Benefits paid                                      (13.4)      (12.5)       (12.1)      (5.1)       (3.6)         (6.3)
Foreign Currency Exchange changes                   (1.6)        2.2         (2.4)       (.1)         .2           (.2)
------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                 $269.3      $218.6       $221.4     $ 69.6      $ 51.4        $ 42.2
========================================================================================================================
CHANGE IN PLAN ASSETS:
Fair value of plan assets at start of year        $259.6      $227.0       $239.6      $ 7.6      $  4.5        $  4.8
Actual return on plan assets                        51.4        40.6          (.5)        .4          .3            .2
Employer contribution                                2.1         1.9          1.5        3.6         5.5           5.0
Plan participants' obligation                         .9          .7           .6        1.0          .9            .8
Net acquisitions                                    88.4          --           --        5.9          --            --
Benefits paid                                      (13.4)      (12.5)       (12.1)      (5.1)       (3.6)         (6.3)
Foreign Currency Exchange changes                   (1.4)        1.9         (2.1)        --          --            --
------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year          $387.6      $259.6       $227.0     $ 13.4      $  7.6        $  4.5
========================================================================================================================
Funded status                                     $118.3      $ 41.0       $  5.6     $(56.2)     $(43.8)       $(37.7)
Unrecognized transition amount                      (7.0)       (7.7)        (8.9)      28.2        26.3          28.3
Unrecognized net actuarial (gain) loss             (45.6)      (13.6)        19.5       10.1         3.8          (8.8)
Unrecognized prior service cost                     13.4        10.9         10.6        3.5          .3           3.2
------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                    $ 79.1      $ 30.6       $ 26.8     $(14.4)     $(13.4)       $(15.0)
========================================================================================================================
WEIGHTED AVERAGE ASSUMPTIONS AS OF
  SEPTEMBER 30:
Discount rate                                      7.75%       7.61%        6.75%      7.88%       7.75%         6.75%
Expected return on plan assets                     9.47%       9.70%        9.73%      7.87%       7.00%         7.00%
Rate of compensation increase                      4.90%       5.04%        5.09%      5.06%       5.40%         5.40%
========================================================================================================================

    For measurement purposes, we assumed a 6.18% annual rate of increase in the per capita cost of covered health benefits for each future fiscal year.

                                                              Pension Benefits                     Other Benefits
                                                         --------------------------------     -------------------------------
Dollars in millions                                        2000        1999        1998       2000        1999           1998
-----------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                             $  8.3       $ 7.7        $ 7.7       $.9         $1.0          $ .7
Interest cost                                              16.3        14.8         14.4       3.7          3.2           2.7
Expected return on plan assets                            (27.7)      (23.4)       (22.8)      (.5)         (.4)          (.3)
Amortization of transition amount                          (1.2)       (1.2)        (1.2)      1.9          2.0           2.0
Amortization of prior service cost                           .6          .5           --        .1           .1            --
Recognized net actuarial (gain) loss                       (1.9)         --           --        --           --           (.2)
Curtailment (gain) loss                                    (1.0)         --           --       (.3)          --            --
Regulatory adjustment                                      (1.3)         .1          (.1)       --           --            --
-----------------------------------------------------------------------------------------------------------------------------
NET PERIODIC BENEFIT COST                                $ (7.9)      $(1.5)       $(2.0)     $5.8         $5.9          $4.9
=============================================================================================================================

    The U.S. pension plan was amended effective December 1, 1999 to provide the same pension benefits for almost all participants.

    We maintain defined benefit pension plans in the United States and Canada. The actuarial assumptions used to calculate the benefit obligation and periodic pension costs for those plans are fundamentally identical. For the United States plan, plan assets exceed benefit obligations in the years ended December 31, 2000, 1999 and 1998 by (in millions) $108.3, $47.1 and $12.2, respectively. For the Canadian plan, plan assets exceeded benefit obligations by $10.0 million (in U.S. dollars) as of December 31, 2000. For 1999 and 1998, the benefit obligation exceeds plan assets by (in millions of U.S. dollars) $6.1 and $6.6 respectively. The prepaid benefit correlating to the United States and Canada for the years ended December 31, 2000, 1999 and 1998 are (in millions) $63.6 and $15.5, $27.3 and $3.2, and $24.4 and $2.4, respectively.

    Our health care plans are contributory, with participants' contributions adjusted annually. The life insurance plans are non-contributory. We have assumed in estimating future health care costs future cost-sharing changes. The expense recognition for health care costs does not necessarily match the cost estimates due to certain differences in regulatory accounting at domestic utility operations.

    The assumed health care cost trends significantly affect the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for Fiscal Year 2000.

                                      1 Percentage-Point
                                  ---------------------------
In millions                       Increase          Decrease
-------------------------------------------------------------
Effect on total of
  service and interest
  cost components                     $ .4             $ (.4)
Effect on post-retirement
  benefit obligation                   6.3              (6.8)
=============================================================

    In addition to the defined benefit retirement plans and health care plans, we contribute to a defined contribution savings plan. Company contributions were $9.9 million and $9.3 million during the plan years ending December 31, 2000 and 1999, respectively.

NOTE 15:  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

We have various commitments for the next five years relating to power and gas supply commitments, and lease and rental commitments. A summary is below. As with any estimates, the actual amounts paid or received could differ materially.

Dollars in millions, except per unit                2001         2002             2003         2004           2005
==================================================================================================================
Future minimum lease payments                      $74.6       $115.7           $136.6       $134.3         $133.8
Purchased power obligations                        $66.5        $91.9            $95.2        $75.3          $51.3
Purchased power obligations (GIGAWATTS)            1,295        1,069            1,064          714            214
Purchased gas obligations                         $483.0       $122.5            $88.6        $18.3          $15.6
Purchased gas obligations (MCF)                   60,101        5,891            5,194        3,066          3,066
==================================================================================================================
Coal contracts                                     $76.4        $69.3            $54.8        $53.7          $41.7
Price ranges                                      --------------------$10.49 to $26.10 per ton-------------------
==================================================================================================================

    Future minimum lease payments primarily relate to our interest in future power purchase commitments, peaking turbines, coal cars, and office space. Rent expense for the years 2000, 1999 and 1998 was (in millions) $23.9, $26.9 and $24.8, respectively.

    In 1998 we entered into a 15-year agreement to obtain the rights to dispatch 267 megawatts of power from facilities currently being built by a third party. As part of the agreement we will provide the natural gas to the power plant and will be able to dispatch the power. This facility became operational in July 2000.

    In October 2000, we announced two agreements, a 15-year agreement and a 20-year agreement, for the output of two natural gas-fired peaking facilities. The agreements are expected to provide us with approximately 1,180 megawatts of additional capacity. Both facilities are currently under construction. One of these plants is expected to be operational in the summer of 2001 and the other is expected to be operational in the summer of 2002.

    In January 2000, we formed a joint venture with Calpine Corporation (Calpine) to develop a 580-megawatt, combined-cycle power plant in Missouri that we expect will begin operating in June 2001. In September 2000, Aquila and Calpine closed on the financing of this project through a 30-year sale-leaseback transaction with limited recourse to Aquila. This lease is classified as an operating lease in the partnership financial statements. As such, we have included the annual lease commitments above. We will manage the plant's fuel supply and the marketing of the plant's power. Calpine will oversee construction, operation and maintenance of the plant.

ENVIRONMENTAL

We are subject to various environmental laws. These include regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. We continually assess ways to ensure we comply with laws and regulations on hazardous materials and hazardous waste and remediation activities.

    We own or previously operated 29 former manufactured gas plant (MGP) sites which may, or may not, require some form of environmental remediation. We have contacted appropriate federal and state agencies and are working to determine what, if any, specific cleanup activities these sites may require.

    As of December 31, 2000, we estimate probable cleanup costs on our identified MGP sites to be $12.7 million. This amount is our best estimate of the costs of investigation and remediation of our identified MGP sites, and is the amount we consider to be probable for future investigation and remediation of these sites. This estimate is based upon a comprehensive review of the potential costs associated with conducting investigative and remedial actions at our identified MGP sites, as well as the likelihood of whether such actions will be necessary. There are also additional costs that we consider to be less likely but still "reasonably possible" to be incurred at these sites. Based upon the results of studies at these sites and our knowledge and review of potential remedial action options, it is reasonably possible that these additional costs could exceed our best estimate by approximately $34 million. This estimate could change materially when we have investigated further. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties. Ultimate liability also may be affected significantly if we are held responsible for parties unable to contribute financially to the cleanup effort.

    We have received favorable rate orders that enable us to recover environmental cleanup costs in certain jurisdictions. In other jurisdictions, there are favorable regulatory precedents for recovery of these costs. We are also pursuing recovery from insurance carriers and other potentially responsible parties.

    In October 1998, the EPA published new air quality standards to further reduce the emission of nitrogen oxides, or NOx. These more strict standards would have required us to install new equipment on our baseload coal units in Missouri that we estimated would cost $35 million. A federal court ruled in March 2000 that the EPA regulation could not be applied to power plants in Western Missouri. In May 2000, the state of Missouri adopted a revised regulation that also requires reduction of NOx from our power plants. We are currently conducting a study to determine the cost of complying with the Missouri regulation but estimate that the cost would be comparable to that required to comply with the former federal regulation. The new standard is expected to be effective in May 2003 but could be delayed for one year.

    In December 2000, the EPA announced that they would regulate mercury emissions from coal- and oil-fired power plants. The EPA is expected to propose regulations by December 2003 and issue final regulations by December 2004. The impact of this action on our power plants cannot be determined until final regulations are issued.

    We do not expect final resolution of these environmental matters to have a material adverse affect on our financial position or results of operations.

RATE PROCEEDINGS

We filed a gas rate case in Kansas in 1999 requesting an increase of $6.0 million. The Commission issued an order permitting us to increase gas rates by $4.8 million effective September 1, 2000. In a Kansas electric show-cause case, the Commission staff recommended a rate reduction of $19.9 million. The Commission issued a final order to reduce rates by $8.3 million effective January 19, 2000. We filed a $9.8 million Minnesota gas case and placed interim rates in effect on October 1, 2000. We expect hearings to be held in March 2001. We filed a $14.2 million Kansas electric rate case in December 2000. We expect hearings to be held in June 2001.

    We filed for a rate increase in Alberta of about $13 million along with an application for a performance-based rate-setting mechanism. We expect hearings to begin in late February 2001.

OTHER

The company is subject to various legal proceedings and claims that arise in the ordinary course of business operations. We do not expect the amount of liability, if any, from these actions to materially affect our consolidated financial position or results of operations.

NOTE 16:  SEGMENT INFORMATION

A. BUSINESS LINES

                                                       Year Ended December 31,
                                      ---------------------------------------------------------
Dollars in millions                        2000                         1999               1998
-----------------------------------------------------------------------------------------------
SALES:
Networks--
  United States                       $ 2,053.6          7.1%      $ 1,578.8          $ 1,492.2
  International                           492.4          1.7           309.2              144.5
-----------------------------------------------------------------------------------------------
Total Networks                          2,546.0          8.8         1,888.0            1,636.7
-----------------------------------------------------------------------------------------------
Energy Merchant                        26,424.4         91.2        16,730.0           10,925.8
Services                                    4.5           --              --                 --
Corporate and other                          --           --             3.5                 .9
-----------------------------------------------------------------------------------------------
TOTAL                                 $28,974.9        100.0%      $18,621.5          $12,563.4
===============================================================================================

                                                                  Year Ended December 31,
                                                 ---------------------------------------------------------
Dollars in millions                                2000                             1999              1998
----------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INTEREST AND TAXES:
Networks--
  United States                                  $180.5          33.5%            $195.1            $217.8
  International                                   158.0          29.2              129.9             111.0
----------------------------------------------------------------------------------------------------------
Total Networks                                    338.5          62.7              325.0             328.8
----------------------------------------------------------------------------------------------------------
Energy Merchant                                   191.1          35.4               79.7              36.8
Services                                           35.1           6.5               13.2                --
Corporate and other                               (24.7)         (4.6)              (3.9)            (14.2)
----------------------------------------------------------------------------------------------------------
TOTAL                                            $540.0         100.0%            $414.0            $351.4
==========================================================================================================

                                                                   Year Ended December 31,
                                                 ---------------------------------------------------------
Dollars in millions                                2000                             1999              1998
----------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION EXPENSE:
Networks--
  United States                                  $121.0          53.8%            $115.3            $109.3
  International                                    45.5          20.2               42.2              10.7
----------------------------------------------------------------------------------------------------------
Total Networks                                    166.5          74.0              157.5             120.0
----------------------------------------------------------------------------------------------------------
Energy Merchant                                    48.8          21.7               39.1              29.8
Services                                            8.3           3.7                 --                --
Corporate and other                                 1.4            .6               (2.9)               .2
----------------------------------------------------------------------------------------------------------
TOTAL                                            $225.0         100.0%            $193.7            $150.0
==========================================================================================================

                                                              December 31,
                                             --------------------------------------------
Dollars in millions                               2000                               1999
-----------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
Networks--
  United States                                $2,768.0          19.7%          $2,042.3
  International                                 2,285.4          16.2            1,792.1
-----------------------------------------------------------------------------------------
Total Networks                                  5,053.4          35.9            3,834.4
-----------------------------------------------------------------------------------------
Energy Merchant                                 7,798.5          55.2            3,089.1
Services                                          879.4           6.2              320.6
Corporate and other                               384.3           2.7              294.5
-----------------------------------------------------------------------------------------
TOTAL                                         $14,115.6         100.0%          $7,538.6
=========================================================================================

                                                         Year Ended December 31,
                                         ----------------------------------------------------------
Dollars in millions                        2000                             1999              1998
---------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
Networks--
  United States                          $145.6           39.6%           $130.2            $101.8
  International                            24.2            6.6              23.0              12.5
---------------------------------------------------------------------------------------------------
Total Networks                            169.8           46.2             153.2             114.3
---------------------------------------------------------------------------------------------------
Energy Merchant                            68.4           18.6              61.3              33.8
Services                                  104.3           28.4                --                --
Corporate and other                        24.8            6.8              39.0              48.8
---------------------------------------------------------------------------------------------------
TOTAL                                    $367.3          100.0%           $253.5            $196.9
===================================================================================================

B. GEOGRAPHICAL INFORMATION (a)

                                                          Year Ended December 31,
                                      -------------------------------------------------------------
Dollars in millions                        2000                              1999              1998
---------------------------------------------------------------------------------------------------
SALES:
United States                         $22,675.2           78.3%         $15,348.5         $10,924.8
Canada                                  4,357.9           15.0            2,381.8           1,222.4
Other international                     1,941.8            6.7              891.2             416.2
---------------------------------------------------------------------------------------------------
TOTAL                                 $28,974.9          100.0%         $18,621.5         $12,563.4
===================================================================================================

                                                        December 31,
                                       ------------------------------------------
Dollars in millions                        2000                              1999
---------------------------------------------------------------------------------
LONG-LIVED ASSETS:
United States                          $2,834.9            77.6%         $2,857.6
Canada                                    777.2            21.2             224.1
New Zealand                                  --              --             563.6
Other international                        42.8             1.2              19.8
---------------------------------------------------------------------------------
TOTAL                                  $3,654.9           100.0%         $3,665.1
=================================================================================

(a) CANADIAN SALES AND LONG-LIVED ASSETS INCLUDE AQUILA'S CANADIAN OPERATIONS AND VARIOUS SMALL CANADIAN GAS MARKETING COMPANIES

NOTE 17:  MERGERS, ACQUISITIONS AND DIVESTITURES

EMPIRE DISTRICT ELECTRIC COMPANY

On January 2, 2001, we notified the Empire Electric District Company that we were terminating our merger agreement with them. Under the terms of the agreement, either company could terminate the deal if regulatory approvals of the merger were not obtained by December 31, 2000. As of December 31, 2000, the Arkansas Public Service Commission had rejected the merger application and the Kansas Corporation Commission had not acted on our application.

ST. JOSEPH LIGHT & POWER COMPANY

Effective December 31, 2000, St. Joseph Light & Power Company (SJL&P) merged with us. Under the agreement, SJL&P shareholders received $23.00 in UtiliCorp common shares for each SJL&P common share held. We issued approximately 6.6 million shares of UtiliCorp common stock with a total value of $190.2 million in connection with this merger. We also assumed short-term debt of $23.6 million and long-term debt of $68.1 million. We accounted for the transaction as a purchase.

PROPOSED AQUILA STOCK OFFERING

In December 2000, we announced our current intention to offer approximately 20% of Aquila's stock to the public in an initial public offering.

GPU INTERNATIONAL

On December 22, 2000, Aquila purchased GPU International, a company holding interests in six independent U.S.-based generating plants, for $225 million. We accounted for the transaction as a purchase.

ALINTAGAS

On October 17, 2000, we closed on our $166 million joint acquisition with United Energy Limited of a 45% cornerstone interest in AlintaGas Limited, a gas distribution utility in Western Australia. We funded one-half of the purchase price primarily through short-term borrowings. The remaining 55% of the shares of AlintaGas were sold to the Australian public in a share float on October 17, 2000. UtiliCorp owns approximately 34% of United Energy.

INITIAL PUBLIC OFFERING--UECOMM LIMITED

In September 2000, Uecomm Limited (UEC), formerly a wholly owned subsidiary of United Energy Limited, sold 34% of its common stock to the public, reducing United Energy's ownership share of UEC to 66%. As a result, we recorded a $44 million gain in "Equity in Earnings of Investments and Partnerships" from the initial public offering.

TRANSALTA ASSETS

On August 31, 2000, we completed our acquisition of TransAlta Corporation's Alberta-based electricity distribution and retail assets for approximately $480 million. We operate this business as UtiliCorp Networks Canada (Alberta) Ltd. On November 28, 2000, we sold the retail assets to Epcor, an Edmonton-based utility, for approximately $75 million.

PULSE ENERGY

On June 30, 2000, United Energy and Energy Partnership (Ikon Energy Pty Ltd) closed a transaction that resulted in the formation of Pulse Energy, a joint venture with Shell Australia Ltd and Woodside Energy Ltd. United Energy contributed its electric retail customers in exchange for $210 million and Ikon contributed its gas retail customers in exchange for $281 million. United Energy and Ikon each loaned Pulse $70 million, and hold a combined 50% ownership of Pulse.

SALE OF RETAIL MARKETING

In January 2000, we sold our retail gas marketing business for $14 million.

SALE OF WEST VIRGINIA POWER DIVISION

On September 9, 1999, we agreed to sell our West Virginia Power division to Allegheny Energy, Inc. for $75 million. The sale closed on December 31, 1999 and resulted in a 1999 fourth quarter gain of $4.5 million. In addition to the sale of West Virginia Power's electric and natural gas distribution assets, we entered into a separate agreement for Allegheny to purchase Appalachian Electric Heating, our heating and air conditioning service business in West Virginia.

AQUILA GAS PIPELINE TENDER OFFER

On May 7, 1999, approximately 3.4 million shares of Aquila Gas Pipeline Corporation (AQP) were tendered to us at $8.00. The 3.4 million shares together with the 24.0 million shares already held represented 93% of AQP's total shares outstanding. All remaining shares not tendered were converted in a "short-form" merger into a right to receive $8.00 per share. Upon completion of the short-form merger on May 14, 1999, AQP ceased being a publicly traded company and became wholly owned by Aquila, Inc.

MULTINET/IKON

In March 1999, we acquired a 25.5% equity interest in two Melbourne-area gas businesses, the Multinet gas distribution utility and the Ikon Energy gas retail sales business, for $224 million. These investments are accounted for under the equity method.

NATURAL GAS STORAGE FACILITY

On March 29, 1999, we agreed to purchase Western Gas Resources Storage Inc. The $100 million cash transaction increased our ownership and control of strategically located natural gas storage assets. The 2,400-acre subsurface facility in Katy, Texas has a storage capacity of 20 billion cubic feet. The purchase closed on May 3, 1999.

INTEREST IN NEW ZEALAND ELECTRIC UTILITIES

Through a series of transactions in 1998, we acquired an additional 48% of Power New Zealand's common stock for approximately $245 million, increasing our ownership to 78.6%. Concurrent with this acquisition, we sold our 39.6% interest in New Zealand's WEL Energy Group, which we acquired throughout 1995, 1996 and 1997, and bought out the 21% minority shareholder in our New Zealand subsidiary, UtiliCorp N.Z., Inc.

    New Zealand's Electricity Industry Reform Act of 1998 required all the country's utilities to separate ownership of their lines (network) and supply (generation and retail) businesses. Power New Zealand, with approximately 90% of its assets and earnings in the lines area, in November 1998 announced its intention to remain in the network business and to exit the sup-ply business. It also agreed to purchase the Wellington-based lines assets of TransAlta New Zealand Ltd. and to sell to TransAlta its retail electricity business serving the Auckland area for a net expenditure by Power New Zealand of $238 million.

    Because Power New Zealand's name transferred to TransAlta as part of the retail business TransAlta acquired, the network business became UnitedNetworks Limited on January 1, 1999.

    In November 1998, Power New Zealand agreed to purchase the electric line assets of neighboring power company TrustPower Limited for approximately $261 million. The assets became part of a greater network, which includes parts of metropolitan Auckland and other areas in the central and southern regions of New Zealand's North Island. The TrustPower transaction closed in January 1999. Completion of the TransAlta and TrustPower transactions created the country's largest electricity distribution network.

    On March 22, 2000, we expanded our presence in the New Zealand energy market by announcing an agreement to purchase the natural gas distribution network and North Island contracting business of Orion New Zealand Limited for about $274 million. The transaction had an effective date of April 1, 2000.

    On June 30, 2000, we sold a portion of our New Zealand investment to a private equity investor (minority shareholder) that reduced our effective ownership in UnitedNetworks to about 62%. In connection with the transaction we granted the minority shareholder participation and protective rights and therefore no longer consolidate our New Zealand operations for financial statement purposes.

INITIAL PUBLIC OFFERING--UNITED ENERGY LIMITED

In May 1998, United Energy Limited (UEL) sold 42% of its common stock to the Australian public. As a result, we recorded a $45.3 million gain. The partial sale to the public reduced our effective ownership of UEL to 29%.

    Concurrent with UEL's stock offering, we bought an additional 5% in UEL from another company to bring our ownership to 34%. The management agreement between UEL and UtiliCorp remains in place.

PRO-FORMA OPERATING RESULTS

The following reflects our results for the three years ended December 31, 2000, assuming significant acquisitions during the year ended December 31, 2000 occurred as of the beginning of each of the respective periods:

                                                        (Unaudited)
                                                   Year Ended December 31,
                                            --------------------------------------
Dollars in millions, except per share            2000         1999            1998
----------------------------------------------------------------------------------
Sales                                       $29,418.2    $19,206.0       $13,143.4
Net income                                      243.1        185.9           160.2
Diluted earnings per
  common share                                  $2.42        $1.88           $1.83
====================================================================================

    The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had we made the acquisitions at the beginning of the respective periods, or of results which may occur in the future. The 2000 pro forma operating results include certain unusually large mark-to-market gains. The pro forma operating results do not include adjustments for synergies or other adjustments to the business operations.


NOTE 18:  QUARTERLY FINANCIAL DATA  (UNAUDITED)

Financial results for interim periods do not necessarily indicate trends for any 12-month period. Quarterly results can be affected by the timing of acquisitions, the effect of weather on sales, and other factors typical of utility operations and energy related businesses.

                                                          2000 QUARTERS                                1999 Quarters
                                           -----------------------------------------    -----------------------------------------
In millions, except per share                 FIRST     SECOND     THIRD      FOURTH       First    Second      Third      Fourth
---------------------------------------------------------------------------------------------------------------------------------
Sales                                      $4,749.7   $5,770.9  $8,085.5   $10,368.8    $3,801.0  $3,970.1   $6,464.2    $4,386.2
Gross profit                                  317.9      323.2     267.8       519.8       282.9     273.0      289.1       311.8
Net income                                     54.4       29.3      74.9        48.2        51.9      24.8       42.5        41.3
Earnings per common share*:
  Basic                                        $.59       $.32      $.80        $.51        $.57      $.27       $.46        $.45
  Diluted                                       .59        .31       .80         .50         .57       .27        .46         .45
=================================================================================================================================
Cash dividend per common share                 $.30       $.30      $.30        $.30        $.30      $.30       $.30        $.30
Market price per common share:
  High                                       $20.06     $21.88    $28.50      $31.31      $23.58    $25.13     $24.56      $22.00
  Low                                         15.19      17.31     19.88       23.94       22.44     22.63      21.00       19.00
=================================================================================================================================

* THE SUM OF THE QUARTERLY EARNINGS PER SHARE AMOUNTS MAY DIFFER FROM THAT REFLECTED IN NOTE 1 DUE TO THE WEIGHTING OF COMMON SHARES OUTSTANDING DURING EACH OF THE RESPECTIVE PERIODS.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF UTILICORP UNITED INC.:

We have audited the accompanying consolidated balance sheets of UtiliCorp United Inc. and subsidiaries at December 31, 2000 and 1999 and the related consolidated statements of income, common shareholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UtiliCorp United Inc. and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
Arthur Andersen LLP
Kansas City, Missouri
February 5, 2001